Exhibit 10.3

NN, INC.

RESTRICTED SHARES GRANT NOTICE

NN, Inc., a Delaware corporation, (the “Company”), hereby grants to the holder listed below (“Grantee”), the right to receive a number of Restricted Shares as set forth below (the “Restricted Share Award”). The Restricted Shares are subject to the terms and conditions set forth in this Restricted Shares Grant Notice (the “Grant Notice”) and the Restricted Share Award Agreement attached hereto as Exhibit A (the “Agreement”), which are incorporated herein by reference.

This Restricted Share Award is a stand-alone award separate and apart from, and outside of, the Company’s 2022 Omnibus Incentive Plan (the “Plan”) and is intended to constitute a non-plan based inducement grant as described in Nasdaq Listing Rule 5635(c)(4) and shall not constitute Restricted Shares granted under the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to this Grant Notice and the Agreement as though this Restricted Share Award had been granted under the Plan, and this Restricted Share Award shall be subject to such terms, conditions and definitions, which are hereby incorporated herein by reference and made a part hereof.

Grantee:	Christopher H. Bohnert

Grant Date:	June 25, 2024

Total Number of Restricted Shares:	189,000 shares

Vesting Schedule:	Vesting Date	Percentage of Restricted Shares Which Become Vested
	June 25, 2025	20.00%
	June 25, 2026	20.00%
	June 25, 2027	20.00%
	June 25, 2028	20.00%
	June 25, 2029	20.00%

By his signature and the Company’s signature below, Grantee agrees to be bound by the terms and conditions of the Agreement and this Grant Notice. Grantee has reviewed the Agreement and this Grant Notice in their entirety. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Grant Notice or the Agreement.

NN, INC.		GRANTEE

By:	/s/ Harold C. Bevis	By:	/s/ Christopher H. Bohnert

Print Name: Harold C. Bevis		Print Name: Christopher H. Bohnert
Title: President and CEO

EXHIBIT A

RESTRICTED SHARE AWARD AGREEMENT

Pursuant to this Restricted Share Award Agreement (this “Agreement”) and the Grant Notice to which it is attached, the Company has granted to Grantee the right to receive the number of Restricted Shares set forth in the Grant Notice, subject to the terms and conditions of this Agreement.

ARTICLE I

GENERAL

1.1 Defined Terms. Although the Restricted Share Award is not granted under the Company’s 2022 Omnibus Incentive Plan (the “Plan”), for purposes of this Agreement, Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

ARTICLE II

GRANT OF RESTRICTED SHARES

2.1 Grant. In consideration of Grantee’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Grantee the Restricted Share Award. The Restricted Shares granted pursuant to this Award shall be issued in the form of a book entry of Shares in Grantee’s name as soon as reasonably practicable after the Grant Date and shall be subject to Grantee’s acknowledgement and acceptance of the Grant Notice and this Agreement.

2.2 Lapse of Restrictions. Subject to Sections 3.2, 3.3, and 3.4 hereof, the restrictions associated with the Restricted Shares granted pursuant to the Grant Notice shall lapse at such times (each, a “Vesting Date”) as set forth on the Vesting Schedule contained in the Grant Notice. Certificates representing the Restricted Shares that have vested under pursuant to this Section 2.2 will be distributed to the Grantee as soon as practicable after each Vesting Date, or an appropriate book entry notation shall be made.

2.3 Voting Rights and Dividends. During the period prior to vesting, except as otherwise provided herein, Grantee will have all of the rights of a shareholder with respect to all of the Restricted Shares, including without limitation the right to vote such Restricted Shares and the right to receive all dividends or other distributions with respect to such Restricted Shares. Prior to the distribution of unrestricted Shares pursuant to Section 2.2 hereof, certificates representing Restricted Shares issued pursuant to this Agreement will be held (or appropriate book entry notation will be made) by the Company (the “Custodian”) in the name of the Grantee. The Custodian will take such action as is necessary and appropriate to enable the Grantee to vote the Restricted Shares. All cash dividends received by the Custodian, if any, with respect to the Restricted Shares will be delivered to Grantee as soon as practicable after the Custodian’s receipt thereof. Stock dividends issued with respect to the Restricted Shares shall be treated as additional Restricted Shares that are subject to the same restrictions and other terms and conditions that apply to the Restricted Shares granted in the Grant Notice. Notwithstanding the foregoing, no voting rights or dividend rights shall inure to the Grantee following the forfeiture of the Restricted Shares pursuant to Section 3.1 hereof.

ARTICLE III

SEPARATION FROM SERVICE; CHANGE IN CONTROL

3.1 In General. In the event that Grantee Separates from Service for any reason, other than death or Disability, all Restricted Shares for which the forfeiture restrictions have not lapsed pursuant to Section 2.2 prior to the Grantee’s Separation from Service shall be immediately forfeited and Grantee shall have no further rights with respect to such Restricted Shares, except as may be determined otherwise by the Committee in its the sole and absolute discretion.

3.2 Death or Disability. In the event that the Grantee’s employment terminates by reason of death or Disability, all Restricted Shares shall be deemed vested and, the restrictions under this Agreement with respect to the Restricted Shares, including the restriction on transfer set forth in Section 5.1 hereof, shall automatically expire and shall be of no further force or effect.

3.3 Qualifying Termination. In the event that the Grantee’s employment terminates by reason of a Qualifying Termination (as defined in that certain Separation Agreement, dated June 25, 2024, by and between the Company and the Grantee (the “Separation Agreement”)), all Restricted Shares shall be deemed vested and, the restrictions under this Agreement with respect to the Restricted Shares, including the restriction on transfer set forth in Section 5.1 hereof, shall automatically expire and shall be of no further force or effect.

3.4 Change in Control. Upon the occurrence of Qualifying Termination within twenty-four months of a Change in Control (as each is defined in the Separation Agreement), all Restricted Shares shall be deemed vested and, the restrictions under this Agreement with respect to the Restricted Shares, including the restriction on transfer set forth in Section 5.1 hereof, shall automatically expire and shall be of no further force or effect.

ARTICLE IV

CONFIDENTIAL INFORMATION; RESTRICTIVE COVENANTS

4.1 Disclosure of Confidential Information. The Company has developed confidential information, strategies and programs, which include customer lists, prospects, lists, expansion and acquisition plans, market research, sales systems, marketing programs, computer systems and programs, product development strategies, manufacturing strategies and techniques, budgets, pricing strategies, identity and requirements of national accounts, customer lists, methods of operating, service systems, training programs and methods, other trade secrets and information about the business in which the Company is engaged that is not known to the public and gives the Company an opportunity to obtain an advantage over competitors who do not know of such information (collectively, “Confidential Information”), provided that the term “Confidential Information” shall not include (i) any such information that, prior to its use or disclosure by Grantee, can be shown to have been in the public domain or generally known or available to customers, suppliers or competitors of the Company through no breach of the provisions of this Agreement or other non-disclosure covenants; (ii) any such information that, prior to its disclosure by the Grantee, was rightfully in the receiving third party’s possession, without violation of the provisions of this Agreement or other non-disclosure covenants; and (iii) any such information that, prior to its disclosure by the Grantee, was independently developed by the receiving third party without violation of the provisions of this Agreement or other non-disclosure covenants. In performing duties for the Company, Grantee regularly will be exposed to and work with Confidential Information of the Company. Grantee may also be exposed to and work with Confidential Information of the Company’s affiliates and subsidiaries. Grantee acknowledges that Confidential Information of the Company and its affiliates and subsidiaries is critical to the Company’s success and that the Company and its affiliates and subsidiaries have invested substantial sums of money in developing the Confidential Information. While Grantee is employed by the Company and after such employment ends for any reason, Grantee will never reproduce, publish, disclose, use, reveal, show or otherwise communicate to any person or entity any Confidential Information of Company, its affiliates, and/or its subsidiaries unless specifically directed by the Company to do so in writing, provided that nothing herein shall prohibit the Grantee from disclosing Confidential Information as required by law or pursuant to legal process. Grantee agrees that whenever Grantee’s employment with the Company ends for any reason, all documents containing or referring to Confidential Information of the Company, its affiliates, and/or its subsidiaries that may be in Grantee’s possession or control will be delivered by Grantee to the Company promptly upon the Company’s request.

4.2 Non-Interference with Personnel Relations. At any time while Grantee is employed by the Company and at any time during the period of months following the end of Grantee’s employment, regardless of reason, which is equal to twelve (12) months or the number of months for which Executive has received base salary payments (whether in the form of continuation payments or lump sum payment), whichever is greater (the “Restrictive Period”), Grantee acting either directly or indirectly, or through any other person, firm, or corporation, will not then, at such time, hire, contract with or employ any then employee of the Company, and/or any then employee of an affiliate or subsidiary of the Company with which Grantee interacted or about which Grantee gained Confidential Information during his employment with Company (“Restricted Employees”). Further, Grantee will not induce or attempt to induce or influence any of the Restricted Employees to terminate employment with the Company, affiliate, and/or subsidiary.

4.3 Non-Competition. While Grantee is employed by the Company and for the Restrictive Period, Grantee will not, directly or indirectly, or through any other person, firm or corporation (i) be employed by, consult for, have any ownership interest in or engage in any activity on behalf of any company that engages in a Competing Business, as defined below, or (ii) call on, solicit or communicate with any of the Company’s customers or suppliers for any purpose related to a Competing Business, as defined below. A “Competing Business” is one that engages in the production, sale, or marketing of a product or service that is substantially similar to, or serves the same purpose as, any product or service produced, sold or marketed by the Company or any parent, subsidiary or affiliate of the Company with which Executive interacted or about which Executive gained Confidential Information during his employment with the Company anywhere in (A) the world; (B) the United States; (C) the state of North Carolina or (D) within a 200 mile radius of any facility of the Company. The term “customer” or “supplier” means any customer or supplier (whether actual or potential) with whom Grantee or any other employee of the Company or any parent, subsidiary or affiliate of the Company had business contact during the eighteen (18) months immediately before Grantee’s employment with the Company ended. Notwithstanding the foregoing, this paragraph shall not be construed to prohibit Grantee from owning less than five percent (5%) of the outstanding securities of a corporation which is publicly traded on a national securities exchange or over-the-counter.

4.4 Notification to Subsequent Employers. Grantee grants the Company the right to notify any future employer or prospective employer of Grantee concerning the existence of and terms of this Agreement and grants the Company the right to provide a copy of this Agreement to any such subsequent employer or prospective employer.

4.5 Company Proprietary Rights.

(a) Company to Retain Rights. Grantee agrees that all right, title and interest of every kind and nature whatsoever in and to copyrights, patents, ideas, business or strategic plans and concepts, studies, presentations, creations, inventions, writings, properties, discoveries and all other intellectual property conceived by Grantee during the term of this Agreement and pertaining to or useful in or to (directly or indirectly) the activities of the Company and/or any parent, subsidiary or affiliate of the Company (collectively, “Company Intellectual Property”) shall become and remain the exclusive property of the Company and/or such parent, subsidiary or affiliate, and Grantee shall have no interest therein.

(b) Further Assurances. At the request of the Company, Grantee shall, at the Company’s expense but without additional consideration, execute such documents and perform such other acts as the Company may deem necessary or appropriate to vest in the Company or its designee such title as Grantee may have to all Company Intellectual Property in which Grantee may be able to claim any rights by virtue of his employment under this Agreement.

(c) Return of Material. Upon the termination of the Grantee’s employment, at the Company’s written request, Grantee will promptly return to the Company all copies of information protected by Section 4.5(a) hereof which are in his possession, custody or control, whether prepared by him or others, and Grantee agrees that he shall not retain any of same.

ARTICLE V

OTHER PROVISIONS

5.1 No Transfer or Pledge of Restricted Shares. No Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of prior to the date the forfeiture restrictions with respect to such shares have lapsed, if at all, on the Vesting Date applicable to such shares, other than by will or the laws of descent and distribution.

5.2 Tax Withholding. If the Grantee makes an election under Section 83(b) of the Code with respect to any Restricted Shares, the grant of such Restricted Shares shall be further conditioned upon the Grantee making prompt payment to the Company of any applicable withholding obligations or withholding taxes (“Withholding Taxes”). Failure by the Grantee to pay such Withholding Taxes will render the Restricted Shares subject to such election null and void ab initio and such Restricted Shares will be immediately cancelled. If the Grantee does not make an election under Section 83(b) of the Code with respect to the Restricted Share Award, the Company’s obligation to release the vested Restricted Shares shall be subject to the Grantee’s satisfaction of any applicable Withholding Taxes, and the Grantee shall pay the amount of any such Withholding Taxes to the Company as set forth in this Section 5.2. The Grantee may satisfy his or her obligation to pay the Withholding Taxes with respect to any Restricted Shares for which an election under Section 83(b) of the Code has not been made by: (i) making a cash payment to the Company in an amount equal to the Withholding Taxes; (ii) having the Company withhold Shares otherwise deliverable to the Grantee pursuant to settlement of vested Restricted Shares; or (iii) delivering, actually or by attestation, to the Company Shares already owned by the Grantee; provided that in the case of (ii) or (iii) the amount of such Shares withheld or Shares delivered (with the value of such Shares being based on the Fair Market Value of a Share as of the payment date as determined by the Committee) shall be determined by the Committee. The Grantee acknowledges and agrees that the Company has the right to deduct from compensation or other amounts owing to the Grantee an amount not to exceed the Withholding Taxes. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding or vesting of the Restricted Shares or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure this Restricted Share Award to reduce or eliminate Grantee’s tax liability.

5.3 Stock Subject to Award. In the event that the Company Shares should, as a result of a stock split or stock dividend or combination of shares or any other change, redesignation, merger, consolidation, recapitalization or otherwise, be increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of Restricted Shares that have been awarded to Grantee shall be adjusted in an equitable and proportionate manner to reflect such action. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

5.4 Stock Power. Concurrently with the execution of this Agreement, the Grantee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares. Such stock power shall be in the form attached hereto as Exhibit A.

5.5 Legend. Each certificate representing Restricted Shares shall bear a legend in substantially the following form:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE RESTRICTED SHARE AGREEMENT (THE “AGREEMENT”) BETWEEN THE OWNER OF THE RESTRICTED SHARES REPRESENTED HEREBY AND NN, INC. (THE “COMPANY”). THE RELEASE OF SUCH STOCK FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT, A COPY OF WHICH IS ON FILE AT THE COMPANY.

5.6 No Right to Continued Employment. This Agreement shall not be construed as giving the Grantee the right to be retained in the employ of the Company (or any Subsidiary of the Company), and the Company (or any Subsidiary of the Company) may at any time dismiss the Grantee from employment, free from any liability or any claim under this Agreement.

5.7 Governing Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan.

5.8 Entire Agreement. This Agreement contains the entire understanding and agreement between the Company and the Grantee concerning the Restricted Shares granted hereby, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions or understandings relating to the Restricted Shares, either orally or in writing, that are not included in this Agreement.

5.9 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

5.10 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument.

5.11 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Grantee shall be addressed to Grantee at Grantee’s last address reflected on the Company’s records. By a notice given pursuant to this Section 5.11, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.12 Amendment. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided that no amendment, modification, suspension or termination of this Agreement shall adversely affect this Restricted Share Award in any material way without the prior written consent of Grantee.

5.13 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.1 hereof, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.14 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.15 Conformity to Securities Laws. Grantee acknowledges that the Grant Notice and this Agreement are intended to conform to the extent necessary with all applicable laws, including, without limitation, the provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the SEC and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Restricted Shares are granted only in such a manner as to conform to applicable law. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to applicable law.

5.16 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement. The Company and Grantee believe the covenants and agreements contained in this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of the Company. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

5.17 Clawback. Any Shares issued pursuant to this Award shall be subject to mandatory repayment by the Grantee to the Company to the extent that such Grantee is, or in the future becomes, subject to (a) any “clawback” or recoupment policy adopted by the Company or any Subsidiary thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002.

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EXHIBIT A

IRREVOCABLE STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to NN, Inc. (the “Company”),      shares of the Company`s common stock represented by Certificate No.    . The undersigned authorizes the Secretary of the Company to transfer the stock on the books of the Company in the event of the forfeiture or repayment of any shares issued under the Restricted Share Award Agreement dated      , 20  between the Company and the undersigned.

Dated: ,

Signed:

By:
Name: Christopher H. Bohnert